Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-222126) pertaining to the 2008 Equity and Performance Incentive Plan and 2017 Equity Incentive Plan of BEST Inc.,
(2)	Registration Statement (Form S-8 No. 333-237744) pertaining to 2017 Equity Incentive Plan of BEST Inc., and
(3)	Registration Statement (Form S-8 No. 333-263062) pertaining to 2017 Equity Incentive Plan of BEST Inc.;

of our reports dated April 18, 2022, with respect to the consolidated financial statements of BEST Inc. and the effectiveness of internal control over financial reporting of BEST Inc. included in this Annual Report (Form 20-F) of BEST Inc. for the year ended December 31, 2021.

/s/ Ernst & Young Hua Ming LLP
Shanghai, The People’s Republic of China
April 18, 2022